EXHIBIT 99.1
For information contact:
Wayne Pratt
Executive Vice President, Chief Financial Officer
Syntax-Brillian Corporation
(602) 389-8797
wayne.pratt@syntaxbrillian.com
SYNTAX-BRILLIAN CORPORATION REPORTS RECORD RESULTS
FOR ITS THIRD FISCAL QUARTER ENDED MARCH 31, 2006
TEMPE, ARIZ., May 15, 2006 – Syntax-Brillian Corporation (Nasdaq: BRLC), a manufacturer and marketer of LCD and LCoSTM HTDVs and digital entertainment products, today announced its financial results for its third fiscal quarter ended March 31, 2006.
For the quarter ended March 31, 2006, Syntax-Brillian reported record third fiscal quarter revenue of $45.7 million, up 115% from the year-ago quarter. Revenue for the third fiscal quarter did not include approximately $4.1 million of product shipped prior to March 31, 2006 which had not been received by our customers. Year-to-date revenue was $133.2 million, up 123% from the nine months ended March 31, 2005. Net loss in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, for the quarter was $11.4 million compared with net income of $143,000 for the third fiscal quarter of 2005. GAAP net loss for the nine months ended March 31, 2006 was $13.4 million compared with net income of $365,000 for the comparable period of the previous fiscal year. GAAP net loss per share was $0.26 for the third quarter of fiscal 2006 compared with net income per share of $0.00 for the third quarter of fiscal 2005. Year-to-date net loss per share was $0.35 compared with net income per share of $0.01 for the comparable period of fiscal 2005.
Results for the third quarter of fiscal 2006 include non-cash compensation charges of $362,000 related to employee stock options; depreciation and amortization expense of $1.1 million, including amortization of intangible assets recorded as part of the purchase valuation of $419,000; and non-cash interest expense of $6.4 million as a result of conversion of convertible debentures and redeemable convertible preferred stock into common stock. Results for the nine months ended March 31, 2006 included non-cash compensation charges of $3.9 million, depreciation and amortization expense of $1.6 million, and non-cash interest expense of $8.1 million.
Adjusted EBITDA (a) for the third quarter of fiscal 2006 was negative $2.9 million compared with positive $337,000 for the third quarter of fiscal 2005. Adjusted EBITDA for the nine months ended March 31, 2006 was $403,000 compared with $1.0 million for the comparable period of the prior year.
The merger of Syntax and Brillian was completed on November 30, 2005. As a result, the results of operations for the nine months ended March 31, 2006 include four months of the operations conducted by Brillian.
Syntax-Brillian ended the quarter with cash, cash equivalents, and short-term investments of $14.0 million, working capital of $35.3 million, stockholders’ equity of $68.5 million, and $7.9 million of long-
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term debt and redeemable convertible preferred stock, net of discount. At March 31, 2006, Syntax-Brillian had remaining unused capacity, subject to borrowing base calculations, of $5.2 million under its line of credit.
“I am very pleased with the progress that Syntax-Brillian has made in its first full combined quarter of operations.” said Vincent F. Sollitto, Jr. Chairman and CEO of Syntax-Brillian. “On the LCD side of the business, we have been successful in stabilizing prices and increasing margins. We have negotiated an outstanding volume purchase agreement with LG Phillips LCD for tier-one panel supply this year, and we have received tremendous response to our new product strategy and added channel partners as well. On the LCoSTM side of the business,with Sino-Brillian, our new joint venture, on track to build light engines this summer, the Olevia 565 LCoSTM TV starting the certification process for summer release, and the original Brillian 65” LCoSTM TV continuing to accumulate “Best of Class” awards including the LCoS TV of the year in China, our progress has been nothing short of extraordinary” he continued.
Highlights for the quarter ended March 31, 2006
The highlights and accomplishments for the quarter ended March 31, 2006 include the following:
•	Record third quarter revenue of $45.7 million, a 115% increase year over year.

•	Record third quarter unit shipment volume of approximately 67,500 units represented an increase of 137% year over year. An additional 5,300 units were shipped in March but had not been received by our customers.

•	Improved gross margins in our LCD segment to 16.19% from 12.63% in the prior quarter.

•	Improved average selling prices in our LCD segment to $659 per unit from $632 per unit in the prior quarter while cost of goods sold per unit remained unchanged.

•	Added 2 new retailers and 5 distributor/installers to our sales channels.

•	Recorded over $1 million of revenue in our LCoS segment.

•	Raised $15 million through sale of common stock to Taiwan Kolin Company, Ltd.

•	Entered into a landmark joint venture agreement with China South Corporation to manufacture LCoS light engines in China. The joint venture has already received purchase orders from 5 Chinese TV manufacturers.

•	Entered into a joint venture agreement for the assembly of LCD TVs in China.

•	Entered into a strategic supply agreement for the purchase of LCD panels from LG-Phillips LCD.
Business Outlook
Syntax-Brillian also provided the following business outlook for its fourth quarter of fiscal 2006, ending June 30, 2006, its full fiscal year ending June 30, 2006, and for the full calendar year ending December 31, 2006.
For the quarter ending June 30, 2006, Syntax-Brillian anticipates revenue to be in the range of $50 million to $58 million, predominately from sales of LCD TVs on shipment volumes of 73,000 to 83,000 units. For the quarter ending June 30, 2006, gross margins in the range of 14% to 16% for the LCD TV segment are anticipated. Combined gross margins are anticipated to be approximately 10% to 12%. Net loss for the quarter ending June 30, 2006 is anticipated to be in the range of $5.5 million to $6.5 million or $0.11 to $0.14 per share. Adjusted EBITDA for the three months ending June 30, 2006 is anticipated to be in the range of negative $2.0 million to negative $2.5 million.
For the fiscal year ending June 30, 2006, Syntax-Brillian anticipates revenue to be in the range of $180 million to $190 million, predominately from the sales of LCD TVs on shipment volumes of approximately 270,000 to 280,000 units. Gross margins for the LCD segment for the full fiscal year
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are anticipated to be in the range of 14% to 16%. Full year combined gross margins, including the LCoS operations, are anticipated to be in the range of 11% to 13%. Net loss for the fiscal year ending June 30, 2006 is anticipated to be in the range of $19 million to $21 million or $0.45 to $0.50 per share. Adjusted EBITDA for the fiscal year ending June 30, 2006 is anticipated to be in the range of negative $1.0 million to negative $2.0 million.
For the full 2006 calendar year, Syntax-Brillian anticipates revenue to be in the range of $320 million to $350 million. Gross margins for the LCD segment are anticipated to be 16% to 18%. Full calendar year combined gross margins, including the LCoS segment, are anticipated to be in the range of 15% to 17%. Net loss is expected to be in the range of $3.0 million to $7.0 million, or $0.06 to $0.14 per share. Adjusted EBITDA for the full calendar year ending December 31, 2006 is anticipated to be in the range of positive $15 to positive $17 million.
Syntax-Brillian will host a conference call today, May 15, to discuss its third quarter financial results and future outlook. The conference call may include forward-looking statements. The call will be Web cast and is scheduled to begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific). The live audio broadcast and replay of the conference call can be accessed on Syntax-Brillian’s Web site at www.syntaxbrillian.com under the Investor Relations section. Syntax-Brillian will maintain an audio replay of this conference call on its Web site through June 30, 2006. No other audio replay will be available.
About Syntax-Brillian Corporation
Syntax-Brillian (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD and LCoS™ HDTVs and digital entertainment products. The company’s lead products include its Olevia (www.olevia.com) brand of widescreen HDTV-ready LCD TVs — one of the fastest growing global TV brands — and its next generation Gen II LCoS™ 720p and 1080p rear-projection HDTVs for the high-end video/audio market. Syntax-Brillian’s global supply chain, Asian operations and North American sales channels position the company as a market leader in consumer and high-end HDTV and digital entertainment products.
Brillian, UltraContrast, and LCoS are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include expectations regarding (i) the future operating results of the Company, including expectations regarding revenue, gross margins, earnings (losses), and non-cash expenses for the fourth quarter of fiscal 2006 ending June 30, 2006, the full fiscal year ending June 30, 2006, and the full calendar year ending December 31, 2006. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in markets for the company’s products; (b) changes in the market for customer’s products; (c) the failure of the company’s products to deliver commercially acceptable performance; (d) the ability of the company’s management, individually or collectively, to guide the company in a successful manner; and (e) other risks as detailed in Brillian’s Annual Report on Form 10-K, the Registration Statement on Form S-4 filed in connection with the merger, and the Registration Statement on Form S-3 filed on February 10, 2006.
   1600 N. Desert Drive, Tempe, AZ 85281    Main 602.389.8888    Fax 602.389.8997    www.syntaxbrillian.com

SYNTAX-BRILLIAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2006	2005	2006	2005
Total net sales	$45,672	$21,256	$133,183	$59,722

Cost of Sales	41,514	17,570	116,573	51,823

	4,158	3,686	16,610	7,899

Operating expenses:
Selling, distribution, and marketing	2,527	926	5,453	1,995
General and administrative	4,061	2,477	13,646	5,026
Research and development	1,936	—	2,563	—

	8,524	3,403	21,662	7,021

Operating income (loss)	(4,366)	283	(5,052)	878

Interest, net	(7,046)	(45)	(8,329)	(162)

Net income (loss) before income taxes	(11,412)	238	(13,381)	716

Income tax expense	—	(95)	—	(351)

Net income (loss)	$(11,412)	$143	$(13,381)	$365

Net income (loss) per common share:
Basic and diluted	$(0.26)	$—	$(0.35)	$0.01

Weighted Average Number of Common Shares:
Basic and diluted	44,432	30,462	38,454	29,708

   1600 N. Desert Drive, Tempe, AZ 85281    Main 602.389.8888    Fax 602.389.8997    www.syntaxbrillian.com

SYNTAX-BRILLIAN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	March 31,	June 30,
	2006	2005
ASSETS

Current Assets:
Cash and cash equivalents	$13,978	$1,804
Accounts receivable and due from factor, net	37,514	15,573
Inventories	25,650	15,139
Deferred income taxes, current portion	1,060	2,060
Other current assets	9,741	1,772

Total current assets	87,943	36,348

Property, plant and equipment, net	11,545	816
Deferred income taxes, non-current portion	1,000	—
Intangible assets	21,051	—
Goodwill	5,017	—
Other assets	1,821	46
Investments	694	424

	$129,071	$37,634

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Amounts payable under credit facility	$22,800	$12,049
Notes payable	850	461
Current portion of redeemable, convertible preferred stock	1,377	—
Accounts payable	10,575	9,287
Accrued rebates payable	7,215	1,382
Deferred warranty revenue	4,044	1,995
Income taxes payable	96	1,510
Accrued liabilities	5,699	2,667

Total current liabilities	52,656	29,351

Long-term debt, net of discount	3,388	—
Redeemable convertible preferred stock, net of discount	4,498	—
Deferred income taxes	49	49

Commitments and Contingencies

Stockholders’ Equity:
Contributed capital – Syntax Groups Corporation		8,234
Common stock	48	—
Additional paid-in capital	81,812	—
Accumulated deficit	(13,380)	—

Total stockholders’ equity	68,480	8,234

	$129,071	$37,634

(a) Use of Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), Syntax-Brillian provides additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). Recent legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial metrics and require companies to
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explain why non-GAAP financial metrics are relevant to management and investors. We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. The Company uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods. This measure is also used by the Company in its financial and operating decision making.
Syntax-Brillian defines “Adjusted EBITDA” as net income, before interest, taxes, depreciation, amortization, and equity related compensation. Syntax-Brillian considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance of its business and a good measure of the Company’s historical operating trend.
Adjusted EBITDA should be considered in addition to, not as a substitute for, the company’s operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.
Reconciliation of Non-GAAP Financial Measures
In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial metrics to the comparable GAAP measures.
SYNTAX-BRILLIAN CORPORATION
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(unaudited)
(in thousands)

	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2006	2005	2006	2005
Net income (loss)	$(11,412)	$143	$(13,381)	$365

Income tax expense	—	95	—	351
Interest, net	7,046	45	8,329	162
Depreciation and amortization	1,090	54	1,574	131
Equity related compensation	362	—	3,881	—

Adjusted EBITDA	(2,914)	337	403	1,009

   1600 N. Desert Drive, Tempe, AZ 85281    Main 602.389.8888    Fax 602.389.8997    www.syntaxbrillian.com